Exhibit 4.3

REXNORD CORPORATION PARENT GUARANTEE

SECTION 1. The Guarantee. (a) Rexnord Corporation (the “Parent Guarantor”) hereby guarantees RBS Global, Inc. and Rexnord LLC’s 4.875% Senior Notes due 2025 (the “Securities”) issued pursuant to the Indenture, dated as of December 7, 2017 (the “Indenture”), by and among RBS Global, Inc., a Delaware corporation, and Rexnord LLC, a Delaware limited liability company, as issuers (the “Issuers”), the guarantors party thereto (the “Guarantors”) and Wells Fargo Bank, National Association, as Trustee (the “Trustee”) on an unsecured senior basis, as a primary obligor and not merely as a surety, to each Holder and to the Trustee and its successors and assigns (i) the full and punctual payment when due, whether at Stated Maturity, by acceleration, by redemption or otherwise, of all obligations of the Issuers under the Indenture (including obligations to the Trustee) and the Securities, whether for payment of principal of, premium, if any, or interest on in respect of the Securities and all other monetary obligations of the Issuers under the Indenture and the Securities and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Issuers whether for fees, expenses, indemnification or otherwise under the Indenture and the Securities (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). The Parent Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from the Parent Guarantor, and that the Parent Guarantor shall remain bound under this Guarantee notwithstanding any extension or renewal of any Guaranteed Obligation. For the avoidance of doubt, the Parent Guarantor shall not be subject to or bound by the restrictive covenants of the Issuers or the Guarantors contained in sections [4.02, through 4.15 or 5.01] of the Indenture. Capitalized terms used but not defined herein shall have the meanings set forth in the Indenture.

(b) The Parent Guarantor waives presentation to, demand of payment from and protest to the Issuers of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. The Parent Guarantor waives notice of any default under the Securities or the Guaranteed Obligations. The obligations of the Parent Guarantor hereunder shall not be affected by (i) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Issuers or any other Person under the Indenture, the Securities or any other agreement or otherwise; (ii) any extension or renewal of the Indenture, the Securities or any other agreement; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of the Indenture, the Securities or any other agreement; (iv) the release of any security held by any Holder or the Trustee for the Guaranteed Obligations or the Parent Guarantor; (v) the failure of any Holder or Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (vi) any change in the ownership of the Parent Guarantor, except as provided in Section 2 herein.

(c) The Parent Guarantor hereby waives any right to which it may be entitled to have its obligations hereunder divided among the Guarantors, such that the Parent Guarantor’s obligations would be less than the full amount claimed. The Parent Guarantor hereby waives any right to which it may be entitled to have the assets of the Issuers first be used and depleted as payment of the Issuers’ or the Parent Guarantor’s obligations hereunder prior to any amounts being claimed from or paid by the Parent Guarantor hereunder. The Parent Guarantor hereby waives any right to which it may be entitled to require that the Issuers be sued prior to an action being initiated against the Parent Guarantor.

(d) The Parent Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations.

(e) Except as expressly set forth in Sections 8.01(b) of the Indenture and Section 2 herein, the obligations of the Parent Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of the Parent Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under the Indenture, the Securities or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of the Parent Guarantor or would otherwise operate as a discharge of the Parent Guarantor as a matter of law or equity.

(f) Subject to Section 2 herein, the Parent Guarantor agrees that its Guarantee shall remain in full force and effect until payment in full of all the Guaranteed Obligations. The Parent Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Issuers or otherwise.

(g) In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against the Parent Guarantor by virtue hereof, upon the failure of the Issuers to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, the Parent Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (i) the unpaid principal amount of such Guaranteed Obligations, (ii) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by applicable law) and (iii) all other monetary obligations of the Issuers to the Holders and the Trustee.

(h) The Parent Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Guaranteed Obligations guaranteed hereby until payment in full of all Guaranteed Obligations. The Parent Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Article 6 in the Indenture for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article 6 of the Indenture, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Parent Guarantor for the purposes of this Section 1.

(i) The Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section 1.

(j) Upon request of the Trustee, the Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of the Indenture.

SECTION 2. Termination. This Guarantee shall terminate and be of no further force or effect and the Parent Guarantor shall be deemed to be released from all obligations under this Guarantee upon:

(i) the Issuers’ exercise of their defeasance options under Article 8 of the Indenture, or if the Issuers’ obligations under the Indenture are discharged in accordance with the terms of the Indenture, or

(ii) the Parent Guarantor’s delivery of written notice of such release to the Issuers, the Guarantors, the Trustee and the Holders of the Securities.

SECTION 3. Successors and Assigns. This Guarantee shall be binding upon the Parent Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in the Indenture and in the Securities shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of the Indenture.

SECTION 4. No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Guarantee shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Guarantee at law, in equity, by statute or otherwise.

SECTION 5. Modification. No modification, amendment or waiver of any provision of this Guarantee, nor the consent to any departure by the Parent Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Parent Guarantor in any case shall entitle the Parent Guarantor to any other or further notice or demand in the same, similar or other circumstances.

SECTION 6. Non-Impairment. The failure to endorse the Parent Guarantee on any Security shall not affect or impair the validity thereof.

SECTION 7. GOVERNING LAW. THIS PARENT GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

[Signatures on Following Pages]

IN WITNESS WHEREOF, Rexnord Corporation has caused this Parent Guarantee to be signed by a duly authorized officer.

DATED: December 7, 2017

REXNORD CORPORATION

By:	/s/ Mark W. Peterson
Name: Mark W. Peterson
Title: Senior Vice President and Chief Financial Officer

[Signature Page to the Rexnord Corporation Guarantee]